Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2020:

Name	Principal Activities	Country

Arco Educação S.A.	Holding	Brazil

PSD Educação S.A.	Educational content	Brazil

Barra Américas Editora Ltda.	Educational content	Brazil

Distribuidora de Material Didático Desterro Ltda.	Educational content	Brazil

SAS Sistema de Ensino Ltda.	Educational content	Brazil

Arco Ventures S.A.	Educational content	Brazil

SAS Livrarias Ltda.	Educational content	Brazil

SAE Digital S.A.	Educational content	Brazil

International School Serviços de Ensino, Treinamento e Editoração, Franqueadora S.A.	Educational content	Brazil

Nave à Vela Editora e Comercializadora de Materiais Educacionais S.A.	Educational content	Brazil

EEM Licenciamento de Programas Educacionais Ltda.	Educational technology	Brazil

NLP Soluções Educacionais Ltda.	Educational content	Brazil

WPensar S.A.	Educational technology	Brazil

Geekie Desenvolvimento de Softwares S.A.	Educational technology	Brazil

Studos Software Ltda.	Educational technology	Brazil

Escola de Inteligência Cursos Educacionais S.A.	Educational content	Brazil